Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces Record Third Quarter Earnings

Syracuse, NY, October 15, 2008 - Alliance Financial Corporation (NASDAQ: ALNC) (“Alliance” or “Company”), the holding company for Alliance Bank, N.A. (“Bank”), announced today record net income for the third quarter of 2008. Net income was $3.0 million in the third quarter, which is $600,000 or 24.9% higher than net income of $2.4 million in the third quarter of 2007. Diluted earnings per share increased 27.5% to $0.65 in the third quarter, compared with $0.51 per share in the year-ago quarter.

Net income for the nine months ended September 30, 2008 was $8.0 million or $1.73 per diluted share, an increase of $936,000 or 13.3% compared with $7.0 million or $1.47 per diluted share in the year-ago period.

The Company attributed the positive results for the quarter to higher net interest income and lower credit costs.

Jack H. Webb, President and CEO of Alliance said, “Our exceptional performance in what is an extremely difficult environment for financial institutions is a result of the disciplined approach to banking by the employees of Alliance. We have consistently maintained a prudent credit culture and balance sheet management strategies irrespective of economic and interest rate cycles, and these practices have clearly differentiated us from those in the financial services industry that are now experiencing difficulties.”

Webb added, “Alliance continues to maintain capital levels which exceed the thresholds to be classified as well-capitalized by the FDIC. Our strong capital position and solid earnings performance have positioned us to carry out our ongoing commitment to serve the credit and related banking needs in our markets.”

Balance Sheet Highlights

Total assets were $1.3 billion at September 30, 2008, which increased $40.2 million or 3.1% from December 31, 2007. Total loans and leases (net of unearned income) were $916.0 million at September 30, 2008, compared with $902.3 million and $895.5 million at June 30, 2008 and December 31, 2007, respectively.

Residential mortgages increased $11.4 million or 3.9% during the quarter, and reached an all-time high of $305.3 million at September 30. Our residential mortgage origination volume increased $5.9 million or

32% in the third quarter compared with the year-ago period, and was up $28.0 million or 53% for the first nine months of 2008 compared with the same period in 2007. Alliance has increased its share of the local residential mortgage market due largely to a focused expansion of and investment in the Company’s mortgage business in Central New York. The Company continues to originate only conventional residential mortgages in its local markets, and has not originated sub-prime, Alt-A, negative amortizing or other higher risk residential mortgages.

Indirect auto loans increased $4.6 million or 2.5% in the third quarter. Alliance originates auto loans through a network of reputable, well established automobile dealers located in Central and Western New York. Applications received through the Company’s indirect lending program are subject to the same comprehensive underwriting criteria and procedures as its direct lending program.

Leases net of unearned income decreased $3.9 million or 3.3% in the third quarter as the Company reduced origination volumes during the quarter. In connection with the Company’s ongoing strategic review and balance sheet management processes, it intends to reduce future lease originations to levels substantially below those of recent years. As a result, the lease portfolio is expected to amortize at the rate of approximately $9 million per quarter over the next year. The cash flow from the amortization of the portfolio will be used to reduce our wholesale funding. Related expense reductions are expected to mitigate the revenue impact of this action during the next year.

The Company’s investment securities portfolio totaled $290.2 million at September 30, 2008, compared with $269.4 million and $272.7 million at June 30, 2008 and December 31, 2007, respectively. The Company’s portfolio is comprised entirely of investment grade securities, most of which are rated “AAA” by one or more of the nationally recognized rating agencies. Mortgage-backed securities totaled $158.9 million at September 30, 2008, and are comprised primarily of pass-through securities backed by conventional residential mortgages and guaranteed by Fannie-Mae, Freddie-Mac or Ginnie Mae. The Company does not invest in any securities backed by sub-prime, Alt-A or other high-risk mortgages. The Company also does not hold any preferred stock, corporate debt or trust preferred securities in its investment portfolio.

“We have a conservative investment philosophy which focuses on low-risk, highly liquid securities with simple credit structures. As a result, there is minimal credit risk in our investment portfolio”, said J. Daniel Mohr, Alliance’s Chief Financial Officer and Treasurer.

As of September 30, 2008, the significant volatility and disruptions in the credit markets in recent months have not had a significant impact on the Company’s investment portfolio. At September 30, the estimated fair value of the Company’s securities portfolio was approximately $635,000 or 0.2% less than the amortized cost of the portfolio.

Total deposits increased $16.9 million in the third quarter and were $945.4 million at September 30, 2008, compared with $928.5 million and $945.2 million at June 30, 2008 and December 31, 2007, respectively. Money market accounts increased $33.0 million in the third quarter driven by a seasonal increase in municipal deposits and new municipal deposit relationships established during the quarter. Time deposits decreased $14.0 million in the third quarter as the Company elected to not renew $15.3 million of wholesale brokered deposits that had matured in the quarter. The Company’s retail and commercial deposit base continues to perform well, with aggregate balance increases of $5.5 million in the third quarter.

Shareholders’ equity was $115.2 million at September 30, 2008, compared with $115.2 million and $115.6 million at June 30, 2008 and December 31, 2007, respectively. Net income was $3.0 million in the third quarter and the Company declared a dividend totaling $1.2 million ($0.26 per share). In addition, the Company purchased 56,800 shares of its common stock during the third quarter for a total of $1.2 million. The average cost of the shares repurchased was $21.11 per share. The Company’s Tier 1 leverage ratio was 7.59% and its total risk-based capital ratio was 11.71% at the end of the third quarter, both of which exceeded the regulatory thresholds required to be classified as a well-capitalized institution, which are 5.0% and 10.0%, respectively.

Asset Quality and the Provision for Credit Losses

The Company’s asset-quality indicators remained strong in the third quarter. Loans and leases past due 30 days or more totaled $10.9 million or 1.20% of total loans and leases at September 30, 2008, compared with $12.8 million or 1.42% of total loans and leases at June 30 and $16.4 million or 1.84% of total loans and leases at December 31, 2007. The Company’s delinquencies at September 30, 2008 are not unduly concentrated in any one segment of the loan and lease portfolio. Residential mortgages and commercial loans, the two largest segments of our loan and lease portfolio, comprised the largest portion of total delinquencies, at 44.5% and 35.4%, respectively, of total delinquencies.

Nonperforming loans and leases, which are included in past due loans and leases discussed above, were $4.7 million or 0.52% of total loans and leases at September 30, 2008, which was a decrease of $1.1 million from June 30, 2008, and was $2.0 million lower than December 31, 2007. Conventional residential mortgages comprised $1.3 million (21 loans) or 29.6% of nonperforming loans and leases at September 30. The largest single nonperforming loan at the end of the third quarter is a commercial credit that was written down in the first quarter of 2008 to its estimated collectible amount of $600,000. The largest single nonperforming relationship at June 30, 2008, a $1.5 million commercial lease, was returned to performing status in the third quarter following the receipt of all payments that were due.

The decrease in nonperforming loans and leases compared with December 31, 2007 resulted largely from a $2.4 million decrease in nonperforming commercial loans during the first quarter of 2008. This reduction was due primarily to principal pay-downs, collateral liquidation and charge-offs with respect to the two largest nonperforming loans at that time.

The provision for credit losses was $849,000 and $3.5 million in the quarter and nine months ended September 30, 2008, respectively, compared with $1.1 million and $2.6 million in the year-ago periods, respectively. Net charge-offs were $625,000 and $3.1 million in the three months and nine months ended September 30, 2008, respectively, compared with $815,000 and $1.8 million in the year-ago periods, respectively. The increase in net charge-offs in the first nine months of 2008 was due largely to comprehensive liquidation strategies implemented in the first quarter on the two largest non-performing commercial relationships at that time, which resulted in charge-offs of $1.2 million or 65% of the first quarter’s total gross charge-offs. The increased level of provisions in the first nine months of 2008 is a reflection of higher charge-offs in the first half of 2008, and management’s ongoing assessment of the potential impact on the Company’s portfolio of macroeconomic factors and credit market conditions affecting the financial sector generally.

Net charge-offs equaled 0.28% and 0.46%, respectively, of average loans and leases during the three months and nine months ended September 30, 2008, compared with 0.37% and 0.26%, respectively, in the year-ago periods. The provision for credit losses as a percentage of net charge-offs was 135.8% and 114.6%, respectively, in the quarter and nine months ended September 30, 2008, compared with 139.9% and 147.5%, respectively, in the year-ago periods.

The allowance for credit losses was $8.9 million at September 30, 2008, compared with $8.7 million at June 30, 2008 and $8.4 million at December 31, 2007. The ratio of the allowance for credit losses to total loans and leases was 0.97% at September 30, 2008, compared with 0.96% at June 30, 2008 and 0.94% at December 31, 2007. The ratio of the allowance for credit losses to nonperforming loans and leases was 188% at September 30, 2008, compared with 148% at June 30, 2008 and 126% at December 31, 2007.

Net Interest Income

Net interest income totaled $9.6 million in the three months ended September 30, 2008, representing an increase of $1.4 million or 16.7% compared with the third quarter of 2007. The increase in net interest income was driven by a higher net interest margin combined with earning asset growth. Average earning assets increased $27.5 million in the third quarter compared with the year-ago quarter, with a significant portion of such growth in the Company’s residential mortgage portfolio.

The Company’s tax-equivalent net interest margin increased by 39 basis points in the third quarter compared with the year-ago quarter, and was up 4 basis points compared to the second quarter of 2008. The net interest margin on a tax-equivalent basis was 3.43% in the third quarter of 2008, compared with 3.04% in the third quarter of 2007 and 3.39% in the second quarter of 2008. The increase in the Company’s net interest margin compared with the year-ago quarter was the result of a decrease in the Company’s tax-equivalent earning asset yield of 58 basis points, which was more than offset by a decrease in its cost of funds of 111 basis points over the same period.

Net interest income for the nine months ended September 30, 2008 totaled $27.9 million, an increase of $3.5 million or 14.5% compared with $24.3 million in the year-ago period. Average earning assets increased $39.8 million in the first nine months of 2008 compared with the year-ago period. The tax-equivalent net interest margin was 3.32% in the first nine months of 2008, compared with 3.03% in the same time period of 2007. A decrease of 41 basis points in the Company’s tax-equivalent earning assets yield in the first nine months of 2008 compared with the same period in 2007 was more than offset by an 80 basis point decrease in its cost of funds over the same period.

The overall net interest margin growth in 2008 is primarily the result of the Company’s ongoing balance sheet management and deposit pricing strategies and the effect of those strategies in the current interest rate environment. The rate of growth in the Company’s net interest margin slowed in the third quarter as a substantial portion of the Company’s interest-bearing liabilities have adjusted to rates at or near current rates. As a result, the Company does not expect its net interest margin will change significantly in the fourth quarter absent changes in the current levels of interest rates.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $5.1 million in the third quarter of 2008, which was a decrease of $298,000 or 5.5% from the third quarter of 2007. Investment management income decreased $156,000 or 6.7% in the third quarter compared with the year-ago quarter. This lower income level is the result of the impact of declines in equity markets in 2008 on the managed investment management portfolio. At September 30, 2008, the S&P 500 Index and the Dow Jones Industrial Average were down 20.6% and 16.6% respectively since December 31, 2007. These market declines have caused similar declines in the levels and values of assets managed by the Company, and on the fees generated from these managed assets. Despite this, the Company’s account retention rates remain at levels consistent with our historical norms.

Other non-interest income declined $183,000 or 33.6% in the third quarter of 2008 compared with the year-ago quarter due primarily to non-recurring income in the third quarter of 2007.

Non-interest income comprised 34.9% of total revenue in the third quarter of 2008 compared with 39.8% in the year-ago quarter and 35.7% in the second quarter of 2008. The decline in this ratio has been driven largely by the increase in net interest income. Non-interest income totaled $15.6 million in the first nine months of 2008, which is virtually unchanged from the year-ago period.

Non-interest expenses were $9.9 million in the quarter ended September 30, 2008, an increase of 5.9% compared to $9.4 million in the third quarter of 2007. Salaries and benefits increased $474,000 or 10.2% due primarily to the absence of incentive compensation expense in 2007, annual salary increases and greater participation in the Company’s 401(k) plan in 2008.

Non-interest expenses were $29.3 million in the nine months ended September 30, 2008, an increase of $1.2 million or 4.2% compared with $28.1 million in the first nine months of 2007. Salaries and benefits increased $1.4 million or 10.2% for the same reasons mentioned above.

The Company’s efficiency ratio was 67.3% in the third quarter of 2008, compared with 68.6% in the year-ago quarter and 65.1% in the second quarter of 2008. The Company’s efficiency ratio improved to 67.8% in the nine months ended September 30, 2008, compared with 70.5% in the year-ago period.

The Company’s effective tax rate was 24.1% and 24.9%, respectively, for the quarter and nine months ended September 30, 2008, compared with 23.4% in both year-ago periods. The increase in the effective tax rate in 2008 primarily reflects a decline in the percentage of non-taxable income to total pre-tax income.

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail and commercial banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y., an equipment lease financing company, Alliance Leasing, Inc., and a multi-line insurance agency, Ladd’s Agency, Inc.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; the possibility that our investment management business will fail to perform as currently anticipated; and other factors detailed from time to time in our SEC filings.

Contact:	Alliance Financial Corporation

	J. Daniel Mohr, Treasurer and CFO	(315) 475-4478

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Dollars in thousands, except share and per share data)
Interest income:
Loans, including fees	$13,585	$15,057	$41,421	$44,280
Federal funds sold and interest bearing deposits	10	7	99	16
Securities	3,139	2,964	9,745	8,758

Total interest income	16,734	18,028	51,265	53,054

Interest expense:
Deposits:
Savings accounts	124	115	361	349
Money market accounts	1,099	1,533	3,615	4,673
Time accounts	3,480	5,355	12,030	15,343
NOW accounts	177	252	564	665

Total	4,880	7,255	16,570	21,030

Borrowings:
Repurchase agreements	252	741	752	2,238
FHLB advances	1,698	1,331	5,024	3,985
Junior subordinated obligations	325	495	1,066	1,465

Total interest expense	7,155	9,822	23,412	28,718
Net interest income	9,579	8,206	27,853	24,336
Provision for credit losses	849	1,140	3,526	2,590

Net interest income after provision for credit losses	8,730	7,066	24,327	21,746

Non-interest income:
Investment management income	2,179	2,335	6,717	6,834
Service charges on deposit accounts	1,379	1,382	3,869	3,924
Card-related fees	533	486	1,578	1,421
Insurance agency income	384	479	1,204	1,335
Income from bank-owned life insurance	243	160	606	473
Gain on the sale of loans	55	46	217	129
Gain on sale of securities available-for-sale	—	—	137	—
Other non-interest income	361	544	1,278	1,471

Total non-interest income	5,134	5,432	15,606	15,587

Non-interest expense:
Salaries and employee benefits	5,108	4,634	15,025	13,631
Occupancy and equipment expense	1,751	1,560	5,148	5,087
Communication expense	200	174	602	583
Office supplies and postage expense	310	325	861	908
Marketing expense	278	296	847	1,012
Amortization of intangible asset	444	435	1,267	1,319
Professional fees	602	670	1,964	2,097
Other operating expense	1,206	1,256	3,609	3,505

Total non-interest expense	9,899	9,350	29,323	28,142
Income before income tax expense	3,965	3,148	10,610	9,191
Income tax expense	955	738	2,637	2,154

Net income	$3,010	$2,410	$7,973	$7,037

Share and Per Share Data
Basic average shares outstanding	4,545,357	4,709,334	4,559,794	4,714,379
Diluted average shares outstanding	4,597,452	4,756,088	4,615,352	4,776,138
Basic earnings per share	$0.66	$0.51	$1.75	$1.49
Diluted earnings per share	$0.65	$0.51	$1.73	$1.47
Cash dividends declared	$0.26	$0.22	$0.74	$0.66

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	September 30, 2008	December 31, 2007
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$28,581	$30,704
Securities available-for-sale	290,248	272,713
Federal Home Loan Bank of NY (“FHLB”) and Federal Reserve Bank (“FRB”) Stock	12,073	9,507
Loans and leases held for sale	131	3,163
Total loans and leases, net of unearned income	916,030	895,533
Less allowance for credit losses	8,875	8,426

Net loans and leases	907,155	887,107
Premises and equipment, net	20,703	21,560
Accrued interest receivable	5,074	4,501
Bank-owned life insurance	24,690	17,084
Assets held for sale	724	801
Goodwill	32,073	32,187
Intangible assets, net	11,916	13,183
Other assets	13,852	14,504

Total assets	$1,347,220	$1,307,014

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	135,359	138,691
Interest bearing	810,050	806,539

Total deposits	945,409	945,230
Borrowings	242,961	200,757
Accrued interest payable	2,843	3,903
Other liabilities	15,031	15,790
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,232,018	1,191,454

Shareholders’ equity:
Common stock	4,905	4,889
Surplus	41,178	38,847
Undivided profits	79,919	75,844
Accumulated other comprehensive income	(103)	1,205
Directors’ stock-based deferred compensation plan	(2,041)	—
Treasury stock	(8,656)	(5,225)

Total shareholders’ equity	115,202	115,560

Total liabilities and shareholders’ equity	$1,347,220	$1,307,014

Common shares outstanding	4,582,360	4,710,885
Book value per share	$25.14	$24.53
Tangible book value per share	$15.54	$14.90

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$1,596	$269	$5,184	$184
Securities(1)	281,148	265,836	284,813	264,494
Loans and leases receivable:
Residential real estate loans(2)	301,338	265,633	289,730	259,844
Commercial loans	212,319	221,373	216,944	221,605
Leases, net of unearned income(2)	116,478	130,580	123,612	131,032
Indirect loans	181,747	182,285	177,648	181,148
Other consumer loans	90,406	91,579	90,686	90,519

Loans and leases receivable, net of unearned income	902,288	891,450	898,620	884,148

Total earning assets	1,185,032	1,157,555	1,188,617	1,148,826
Non-earning assets	126,060	121,075	126,616	122,948

Total assets	$1,311,092	$1,278,630	$1,315,233	$1,271,774

Interest bearing liabilities:
Interest bearing checking accounts	$107,410	$98,959	$106,920	$97,004
Savings accounts	88,843	85,042	85,935	85,506
Money market accounts	226,134	188,892	221,721	195,958
Time deposits	372,010	441,531	393,349	433,242
Borrowings	221,855	176,784	216,349	177,746
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774	25,774	25,774

Total interest bearing liabilities	1,042,026	1,016,982	1,050,048	1,015,230
Non-interest bearing deposits	136,968	129,436	131,665	126,304
Other non-interest bearing liabilities	16,501	20,747	17,542	19,613

Total liabilities	1,195,495	1,167,165	1,199,255	1,161,147
Shareholders’ equity	115,597	111,465	115,978	110,627

Total liabilities and shareholders’ equity	$1,311,092	$1,278,630	$1,315,233	$1,271,774

(1)	The amounts shown are amortized cost and include FHLB and FRB stock

(2)	Includes loans and leases held for sale

Alliance Financial Corporation

Investments, Loans and Leases, and Deposits (Unaudited)

The following table sets forth the amortized cost and fair value of the Company’s available-for-sale securities portfolio:

	September 30, 2008		June 30, 2008		December 31, 2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale
Debt securities:
U.S. Treasury obligations	$100	$101	$100	$101	$100	$101
Obligations of U.S. government-sponsored corporations	38,094	38,137	33,738	33,938	60,902	60,942
Obligations of states and political subdivisions	90,353	90,120	88,749	89,630	87,028	88,580
Mortgage-backed securities(1)	159,378	158,947	143,305	142,777	120,258	120,155

Total debt securities	287,925	287,305	265,892	266,446	268,288	269,778

Stock investments:
Equity securities	1,958	1,956	1,958	1,969	1,934	1,946
Mutual funds	1,000	987	1,000	974	1,000	989

Total stock investments	2,958	2,943	2,958	2,943	2,934	2,935

Total available-for-sale	$290,883	$290,248	$268,850	$269,389	$271,222	$272,713

(1)

Comprised of pass-through debt securities collateralized by conventional residential mortgages and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which are in turn backed by the full faith and credit of the federal government.

The following table sets forth the composition of the Company’s loan and lease portfolio at the dates indicated:

	September 30, 2008		June 30, 2008		December 31, 2007
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loans and leases
Residential real estate loans	$305,302	33.5%	$293,952	32.7%	$273,465	30.6%
Commercial loans	215,527	23.6%	215,455	24.0%	217,136	24.4%
Leases, net of unearned income	115,007	12.6%	118,929	13.2%	131,300	14.7%
Indirect loans	185,377	20.3%	180,791	20.1%	176,115	19.7%
Other consumer loans	90,877	10.0%	89,504	10.0%	94,246	10.6%

Total loans and leases	$912,090	100.0%	$898,631	100.0%	$892,262	100.0%

Net deferred loan costs	3,940		3,674		3,271
Allowance for credit losses	(8,875)		(8,651)		(8,426)

Net loans and leases	$907,155		$893,654		$887,107

The following table sets forth the composition of the Company’s deposits at the dates indicated:

	September 30, 2008		June 30, 2008		December 31, 2007
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Deposits
Non-interest bearing checking	$135,359	14.3%	$136,990	14.7%	$138,691	14.6%
Interest bearing checking	111,404	11.8%	109,390	11.8%	101,793	10.8%

Total checking	246,763	26.1%	246,380	26.5%	240,484	25.4%
Savings	86,419	9.1%	88,925	9.6%	82,326	8.7%
Money market	243,944	25.8%	210,957	22.7%	203,074	21.5%
Time deposits	368,283	39.0%	382,279	41.2%	419,346	44.4%

Total deposits	$945,409	100.0%	$928,541	100.0%	$945,230	100.0%

Alliance Financial Corporation

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans and leases grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	September 30, 2008		June 30, 2008		December 31, 2007
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$5,623	0.62%	$5,915	0.66%	$8,633	0.97%
60 days past due	554	0.06%	1,019	0.11%	1,042	0.12%
90 days past due and still accruing	217	0.02%	52	0.01%	39	—
Non-accrual	4,507	0.50%	5,776	0.64%	6,667	0.75%

Total	$10,901	1.20%	$12,762	1.42%	$16,381	1.84%

(1)	As a percentage of total loans and leases, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets:

Non-performing assets	September 30, 2008	June 30, 2008	December 31, 2007
	(Dollars in thousands)
Non-accruing loans and leases
Residential real estate loans	$1,336	$1,221	$1,118
Commercial loans	2,674	2,525	4,988
Leases	159	1,654	320
Indirect loans	107	115	83
Other consumer loans	231	261	158

Total non-accruing loans and leases	4,507	5,776	6,667
Accruing loans and leases delinquent 90 days or more	217	52	39

Total non-performing loans and leases	4,724	5,828	6,706
Other real estate and repossessed assets	328	138	229

Total non-performing assets	$5,052	$5,966	$6,935

The following table summarizes changes in the allowance for credit losses arising from loans and leases charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for credit losses	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Dollars in thousands)
Allowance for credit losses, beginning of period	$8,651	$7,538	$8,426	$7,029

Loans and leases charged-off	(805)	(924)	(3,762)	(2,377)
Recoveries of loans and leases previously charged-off	180	109	685	621

Net loans and leases charged-off	(625)	(815)	(3,077)	(1,756)

Provision for credit losses	849	1,140	3,526	2,590

Allowance for credit losses, end of period	$8,875	$7,863	$8,875	$7,863

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Return on average assets	0.92%	0.75%	0.81%	0.74%
Return on average equity	10.42%	8.64%	9.17%	8.48%
Yield on earning assets	5.85%	6.43%	5.95%	6.36%
Cost of funds	2.75%	3.86%	2.97%	3.77%
Net interest margin (tax equivalent) (1)	3.43%	3.04%	3.32%	3.03%
Non-interest income to total income (2)	34.89%	39.83%	35.64%	39.04%
Efficiency ratio (3)	67.28%	68.56%	67.76%	70.49%
Dividend payout ratio (4)	40.00%	43.14%	42.77%	44.90%
Net loans and leases charged-off to average loans and leases, annualized	0.28%	0.37%	0.46%	0.26%
Provision for credit losses to average loans and leases, annualized	0.38%	0.51%	0.52%	0.39%
Allowance for credit losses to total loans and leases	0.97%	0.88%	n/a	n/a
Allowance for credit losses to non-performing loans and leases	187.9%	176.1%	n/a	n/a
Non-performing loans and leases to total loans and leases	0.52%	0.50%	n/a	n/a
Non-performing assets to total assets	0.37%	0.37%	n/a	n/a

(1)	Tax equivalent net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)
(4)	Cash dividends declared per share divided by diluted earnings per share

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2008			2007
	Third	Second	First	Fourth	Third
	(Dollars in thousands, except share and per share data)
Interest income	$16,734	$16,980	$17,551	$17,978	$18,028
Interest expense	7,155	7,473	8,784	9,832	9,822

Net interest income	9,579	9,507	8,767	8,146	8,206
Provision for credit losses	849	1,311	1,366	1,200	1,140

Net interest income after provision for credit losses	8,730	8,196	7,401	6,946	7,066
Other non-interest income	5,134	5,287	5,185	5,705	5,432
Other non-interest expense	9,899	9,630	9,794	9,496	9,350

Income before income tax expense	3,965	3,853	2,792	3,155	3,148
Income tax expense	955	966	716	715	738

Net income	$3,010	$2,887	$2,076	$2,440	$2,410

Stock and related per share data
Basic earnings per share	$0.66	$0.63	$0.45	$0.52	$0.51
Diluted earnings per share	$0.65	$0.63	$0.45	$0.51	$0.51
Basic weighted average shares outstanding	4,545,357	4,556,157	4,578,027	4,699,106	4,709,334
Diluted weighted average shares outstanding	4,597,452	4,613,726	4,636,012	4,752,112	4,756,088
Cash dividends paid per share	$0.26	$0.24	$0.24	$0.24	$0.22
Dividend payout ratio(1)	40.00%	38.10%	53.33%	47.06%	43.14%
Book value	$25.14	$24.84	$24.94	$24.53	$23.71
Tangible book value(2)	$15.54	$15.21	$15.27	$14.90	$13.87

Capital
Tier 1 leverage ratio	7.59%	7.41%	7.37%	7.53%	7.53%
Tier 1 risk based capital	10.72%	10.73%	10.36%	10.64%	10.62%
Total risk based capital	11.71%	11.70%	11.27%	11.59%	11.53%

Selected ratios
Return on average assets	0.92%	0.87%	0.63%	0.75%	0.75%
Return on average equity	10.42%	9.93%	7.15%	8.49%	8.64%
Yield on earning assets	5.85%	5.89%	6.12%	6.33%	6.43%
Cost of funds	2.75%	2.82%	3.35%	3.80%	3.86%
Net interest margin (tax equivalent) (3)	3.43%	3.39%	3.15%	2.98%	3.04%
Non-interest income to total income (4)	34.89%	35.74%	36.32%	40.01%	39.83%
Efficiency ratio(5)	67.28%	65.09%	71.14%	69.93%	68.56%

Asset quality ratios
Net loans and leases charged-off to average loans and leases, annualized	0.28%	0.37%	0.72%	0.29%	0.37%
Provision for credit losses to average loans and leases, annualized	0.38%	0.58%	0.61%	0.54%	0.51%
Allowance for credit losses to total loans and leases	0.97%	0.96%	0.93%	0.94%	0.88%
Allowance for credit losses to non-performing loans and leases	187.9%	148.4%	176.7%	125.7%	176.1%
Non-performing loans and leases to total loans and leases	0.52%	0.65%	0.52%	0.75%	0.50%
Non-performing assets to total assets	0.37%	0.45%	0.36%	0.53%	0.37%

(1)	Cash dividends declared per share divided by diluted earnings per share
(2)	Shareholders’ equity less goodwill and intangible assets divided by common shares outstanding
(3)	Tax equivalent net interest income divided by average earning assets
(4)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(5)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)